Delisting Determination, The Nasdaq Stock Market, LLC,
February 2, 2021,  Youngevity International, Inc. The
Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock and 9.75 Series
D Cumulative Redeemable Perpetual Preferred Stock of
Youngevity International, Inc., effective at the opening of the trading session on February 12, 2021.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule Listing Rule 5250(c)(1). The Company was notified of the Staff determination on September 29, 2020. The Company appealed the determination to a Hearing Panel on October 6, 2020. On November 18, 2020, upon review of the information provided by the Company, the Panel determined to deny the Company request to remain listed in the Exchange and notified the Company that trading in the Company securities would be suspended on November 20, 2020. The Listing Council did not call the matter for review.
The Staff determination to delist the Company became final on January 4, 2021.